EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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April 13, 2007

Board of Directors
Marshall Holdings International, Inc.
North Las Vegas, Nevada

We hereby consent to the incorporation by reference in this Form 10-KSB filed on or about April 13, 2007 of the report dated April 10, 2007, relating to the consolidated financial statements of Marshall Holdings International, Inc. for the year ended December 31, 2006, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding Marshall's ability to continue as a going concern.


/s/  Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.
684 East Vine Street, #3
Murray, Utah 84107